SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED

PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

NAME:

Retirement Income Trust

ADDRESS OF PRINCIPAL

5553 Woodmont Street

BUSINESS OFFICE:

Pittsburgh, PA  15217

TELEPHONE NUMBER:

(412) 521-2415

NAME AND ADDRESS

Michael S. Lando, Esquire

OF AGENT FOR SERVICE

5553 Woodmont Street

OF PROCESS:

Pittsburgh, PA  15217

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[X] Yes

[  ] No

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the County of Allegheny and Commonwealth of Pennsylvania on the _____ day of March, 2003.

RETIREMENT INCOME TRUST

ATTEST:

/s/ Frances Lando

By:         /s/ Michael S. Lando

Frances Lando, Secretary

Michael S. Lando, Trustee